Exhibit 10.31

FIFTH AMENDMENT

This Fifth Amendment, with the effective date of February 17, 2015, is to the Exclusive License Agreement dated December 21, 2006, as amended by a First Amendment dated July 30, 2007, a Second Amendment dated June 1, 2008, a Third Amendment dated June 30, 2009, and a Fourth Amendment dated August 1, 2013 (the “License Agreement”) between Massachusetts Institute of Technology (“MIT”) and Cerulean Pharma Inc. (formerly known as Tempo Pharmaceuticals Inc., “COMPANY”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the License Agreement.

Whereas, COMPANY has represented to MIT that it continues to devote substantial resources in an attempt to develop nanotechnology therapeutic products based on the technology of the Patent Rights.

Therefore, COMPANY and MIT agree to amend certain provisions of the Third Amendment to the License Agreement to extend certain deadlines as follows:

1.	Section 2 of the Third Amendment shall be replaced in its entirety as follows:

The diligence terms of Sections 3(b), 3(c), 3(f), 3(g), 3(h), 3(i) and 3(j) shall be deleted in their entirety, but with the understanding that new diligence terms shall be agreed upon by the parties in accordance with Section 2 below by September 30, 2015.

2.	Section 4 of the Third Amendment shall be replaced in its entirety as follows:

By June 1, 2015, COMPANY shall present to MIT a plan for development of Licensed Products under the PATENT RIGHTS which is satisfactory to MIT and a proposal for new diligence terms for development of Licensed Products. Thereupon, COMPANY and MIT shall negotiate in good faith the new diligence terms, which terms, once agreed upon, shall be added by further amendment to the License Agreement. In the event that COMPANY and MIT are unable to agree on new diligence terms by September 30, 2015, MIT may, at its sole discretion, terminate the License Agreement immediately upon written notice to COMPANY.

3.	Section 6 of the Third Amendment shall be replaced in its entirety as follows

If at any time prior to September 30, 2015, if MIT becomes aware of a third party wishing to have a license to the Patent Rights to develop Licensed Products; and provided that (a) COMPANY has not provided MIT with a satisfactory plan for development of the Patent Rights according to Section 4 above; and (b) COMPANY is not in active negotiations with the third party at the time that MIT becomes aware of the third party's wishes for a license; then:

(i)	MIT shall request from both COMPANY and the third party, development plans to bring one or more Licensed Products to market;
(ii)

MIT shall evaluate the development plans based on capability and commitment of each party to develop Licensed Products and bring them to market, and shall choose the plan it considers to be in the best interests of the commercialization of the Patent Rights, at its sole discretion; and

(iii)

if the third party’s plan is considered superior to that of COMPANY, MIT may, at its sole discretion, either terminate the License Agreement or limit the Field of Use or exclusivity of the License Agreement.

4.	Except as specifically modified or amended hereby, all other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be executed under seal by their duly authorized representatives.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		CERULEAN PHARMA INC.

By:	/s/ Lita Nelson	By:	/s/ Alejandra Carvajal
Name:	Lita Nelson	Name:	Alejandra Carvajal
Title:	Director, Technology Licensing Office	Title:	General Counsel
Date:	Feb 20, 2015	Date:	2/23/15